FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 25, 2014

UNITED STATES CELLULAR CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-9712	62-1147325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Chicago, Illinois		60631
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (773) 399-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

See disclosure under Item 8.01 – Other Events, which is incorporated herein to the extent applicable.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 8.01 – Other Events, which is incorporated herein to the extent applicable.

Item 8.01.             Other Events.

As previously disclosed, on August 17, 2010, United States Cellular Corporation (the “Company”) and Amdocs Software Systems Limited (“Amdocs”) entered into a Software License and Maintenance Agreement (“SLMA”) and a Master Service Agreement (“MSA”) (collectively, the “Original Amdocs Agreements”) to develop a Billing and Operational Support System (“B/OSS”).  Under these agreements, the Company implemented and has been using the B/OSS since July 2013 pursuant to a license from Amdocs.  Copies of the Original Amdocs Agreements were filed as Exhibits by the Company on a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, portions of which were omitted and filed separately with the SEC as part of an application for confidential treatment.

On November 25, 2014, the Company executed a Master Statement of Work and certain other documents with Amdocs (the “New Amdocs Agreement”), effective October 1, 2014, that inter-relate with but rearrange the structure under the Original Amdocs Agreements.  The New Amdocs Agreement provides that the Company will now outsource to Amdocs certain support functions for its B/OSS.  Such functions include application support, billing operations and some infrastructure services.  The New Amdocs Agreement has a term through September 30, 2019, subject to five one-year renewal periods at the Company’s option.  The total estimated amount to be paid to Amdocs with respect to the New Amdocs Agreement is approximately $110 million (exclusive of travel and expenses and subject to certain potential adjustments), and is expected to be paid on a monthly basis through September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date:	November 25, 2014

By:	/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President - Finance,
Chief Financial Officer and Treasurer
(principal financial officer)